John A. Hill
The Putnam Funds
Chairman of the Trustees
One Post Office Square
Boston, Massachusetts 02109

The Putnam Funds

There is still time to vote on an issue that affects your mutual fund!

Dear Shareholder:

In March, we mailed you a proxy statement requesting your vote on a proposal that affects your fund.

Our records show that we have not yet received your vote.

As a shareholder of a Putnam fund, you are being asked to vote on a proposal to amend your fund’s fundamental investment restriction with respect to investments in commodities. The Trustees recommend that you vote FOR approving this amendment.

Your vote is important to us. We have included another copy of the proxy ballot and a postage-paid return envelope for your convenience.

You can vote by returning this proxy ballot in the envelope provided, or by calling the toll-free number or visiting the Web site address on the ballot. If you have questions about the proposal, please call our proxy information line at 1-866-615-7869 or contact your financial representative. Please vote promptly. Thank you.

Sincerely yours,

John A. Hill, Chairman